Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-124474 and 333-150719) of UGI Utilities, Inc. of our report dated September 9, 2008, with respect to the consolidated financial statements of PPL Gas Utilities Corporation for the year ended December 31, 2007, included in the Current Report on Form 8-K, dated September 22, 2008, filed with the Securities and Exchange Commission by UGI Utilities, Inc.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania
September 22, 2008